Exhibit 5.1

Opinion of Munger, Tolles & Olson LLP

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TenFold Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 34,893,870 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to its 1993 Flexible Stock Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Stock Plan and 2000 Employee Stock Option Plan (the “Plans”).

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and Bylaws, certain resolutions adopted by the Company’s board of directors and stockholders, and other documents, records, certificates and instruments of public officials, the Company and its officers, and have made such inquiries of the Company and its officers as we have deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With respect to certain factual matters material to our opinion, we have relied upon representations from officers of the Company.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuances of the Shares pursuant to such Plans, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Munger, Tolles & Olson LLP